UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2008

Commission File Number: 333-118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(state or other jurisdiction of incorporation or organization)

7 Vancouver Street, Suite 207
Barrie, Ontario
Canada L4M 4M1
(Address of principal executive offices)

705.321.2428
Issuer’s telephone number

3281 Chartwell Green
Coquitlam, British Columbia
Canada V3E EM9
(Issuer’s former address)

604.376.0396
(Issuer’s former telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 14, 2008, Sound Revolution Inc. (the “Company”) accepted the resignation of Penny Green as a Director and as the President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company.

Ms. Green’s resignation did not result from any disagreement with the Company regarding its operations, policies, practices or otherwise.

On September 15, 2008, the Company’s Board of Directors appointed Catherine LeBlanc to succeed Ms. Green as the Company’s sole Director, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer. The terms of Ms. LeBlanc’s engagement and compensation for her services as an officer and Director have not been finalized as of the date of this report.

Catherine LeBlanc

Ms. LeBlanc has over 10 years of business experience focused in the area of human resources management, including strategic business partnering, organizational effectiveness and labor relations. She presently serves as a human resources manager for Transcontinental Inc., North America’s sixth largest printer, a position she has held since 2006. From 2003 through 2005, Ms. LeBlanc was a human resources manager for Teletech, a company providing international customer management, business-process and database-marketing solutions. She has also held positions at Bombardier Aerospace and Molson Inc. Ms. LeBlanc’s experience includes collective bargaining and project management. She is an active member of the Human Resources Professional Association of Ontario.

There are no other understandings or arrangements between Ms. LeBlanc and any other person pursuant to which she was appointed as a director or executive officer. There are no family relationships between Ms. LeBlanc and any former Director or officer of the Company. Ms. LeBlanc is 38 years old and does not hold a directorship in any other public company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2008	Sound Revolution Inc.
(Registrant)

By: /s/Catherine LeBlanc
Catherine LeBlanc
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Secretary